Exhibit 10.3

INTEGRYS ENERGY GROUP, INC.
PERFORMANCE STOCK RIGHT AGREEMENT

[Name]

You have been granted a Performance Stock Right with respect to shares of common stock of Integrys Energy Group, Inc. (the “Company”) under the Integrys Energy Group, Inc. 2010 Omnibus Incentive Compensation Plan (the “Plan”).  This Agreement sets forth the terms, rights and obligations of you and the Company with respect to your Performance Stock Right.  This Agreement shall not become effective until you sign and return the “Acknowledgement Form” from this Agreement to Human Resources.

The Performance Stock Right is granted under, and is subject to, the terms of the Plan, which are specifically incorporated by reference in this Agreement.  Any capitalized terms used in this Agreement which are not defined shall have the meaning set forth in the Plan.

1. Grant of Performance Stock Right.  (a)  Subject to the terms of this Agreement, the Company grants to you a Performance Stock Right representing the right to receive ______ shares (“Target Award”), of the common stock of the Company, par value $1.00 (“Common Stock”), in the event certain Performance Goals specified herein are satisfied.  You obtain no ownership interest in the Company and will not be considered a shareholder of the Company by virtue of the grant of the Performance Stock Right hereunder until such time as Common Stock may be issued to you  as a Final Award.  The Grant Date for your Performance Stock Right is ____________.

(b) In the event of certain corporate transactions described in Section 12 of the Plan, the number of shares of Common Stock represented by your Performance Stock Right will be adjusted by the Compensation Committee of the Board of Directors of the Company (the “Committee”).  The Committee’s determination as to any adjustment shall be final.

2. Performance Period. Subject to the provisions of Section 7, the Performance Period is the period from January 1, 2011 to December 31, 2013.

3. Performance Measures.

(a) Total Shareholder Return (“TSR”).  TSR is the quotient obtained by dividing (1) the Shareholder Return with respect to a share of Common Stock, by (2) the Beginning Market Price of a share of Common Stock.  For this purpose:

(1) The Shareholder Return means the cash dividends paid on a share of Common Stock during the Performance Period, increased by (if positive) or reduced by (if negative) the change in stock price from the

Beginning Market Price of a share of Common Stock to the Ending Market Price of a share of Common Stock.

(2) The Beginning Market Price of a share of Common Stock is the average closing market price of a share of Common Stock for the 30 trading days immediately preceding the first day of the Performance Period as reported on the securities exchange on which such stock is principally traded.

(3) The Ending Market Price of a share of Common Stock is the average closing market price of a share of Common Stock for the 30 trading days ending on or immediately preceding the last day of the Performance Period as reported on the securities exchange on which such stock is principally traded.

(b) Comparison Group.  Comparison Group means all utility industry companies in the Standard and Poor’s 1500 Index on both the first day and the last day of the Performance Period.

4. Determination of Presumptive and Final Awards.

(a) Presumptive Award.  As soon as practicable following the completion of the Performance Period, the Committee will determine the TSR of the Company and of each company in the Comparison Group. The Committee’s determination will be final and binding on all persons.  Your Presumptive Award shall be determined in accordance with the following table; provided that any fractional share of Common Stock that would otherwise result from the foregoing calculation shall be disregarded.

Company TSR In Relation to TSR of All Comparison Group Companies	Presumptive Award Equal to the Following Percentage of the Target Award*
90th Percentile or Greater 75th Percentile 50th Percentile 25th Percentile Below the 25th Percentile	200% 150% 100% 50% 0%

*The Presumptive Award for TSR performance between points on the payout schedule will be interpolated.

(b) Final Award.  The Presumptive Award is used as a guideline for the Committee in determining your Final Award, and you obtain no rights as a result of the determination of the Presumptive Award.  In determining the Final Award to be made to you, the Committee, in its sole discretion, may increase or decrease the amount of the Presumptive

Award; provided that the Committee will not increase the amount of your Presumptive Award if the Final Award is intended to comply with Section 162(m) of the Internal Revenue Code and if you are a Covered Executive (as defined in the Plan) for purposes of Section 162(m) of the Internal Revenue Code.  Except with respect to the portion (if any) of the Final Award payment of which is deferred in accordance with the Integrys Energy Group, Inc. Deferred Compensation Plan, the Final Award will be distributed to you between January 1 and March 15 of the calendar year following the calendar year in which the Performance Period ends.

5. Dividend Equivalents.  You will not receive any cash or other consideration to reflect dividends that would have been paid or accrued had the Performance Stock Right been actual shares of Stock either during the Performance Period or at any time prior to actual distribution of your Final Award.

6. Effect of Termination of Employment.

(a) Except as set forth in subsections (b) and (c) below and Section 7 below, or as otherwise determined by the Committee, your Performance Stock Right will be cancelled immediately and without notice to you, and no Final Award will be made, in the event you terminate employment from the Company and its Affiliates prior to the last day of the Performance Period.

(b)           [Standard Paragraph (b) – For use with the regular grants made in February or March of each year.]  If your employment or service terminates prior to the last day of the Performance Period as a result of death or disability (as determined by the Committee based upon the definition set forth in the Company’s long-term disability plan), your Performance Stock Right will not be cancelled (or will be only partially cancelled) upon termination of employment:  (1) if your termination occurs on or after December 31 of the calendar year in which occurs the Grant Date of your Performance Stock Right,, you (or your estate) may be eligible to receive a Final Award, determined in accordance with Section 4 and this Section 6, following the conclusion of the Performance Period, or (2) if your termination occurs prior to December 31 of the calendar year in which occurs the Grant Date of your Performance Stock Right, you (or your estate) may be eligible to receive a pro-rated Final Award, determined in accordance with Section 4 and this Section 6, following the conclusion of the Performance Period (and only the remainder of your Performance Stock Right will be cancelled).  The pro-rated award for which you are eligible shall be equal to the Final Award to which you otherwise would have been entitled if employment had not terminated, multiplied by a fraction, the numerator of which is the number of full months of service that you completed during the calendar year in which occurs the Grant Date of your Performance Stock Right, and the denominator of which is twelve (12).  If the foregoing calculation results in vesting of a fractional share, the number of shares included in your Final Award will be rounded to the next higher whole number of shares.  Except with respect to the portion (if any) of the Final Award payment of which is deferred in accordance with the Integrys Energy Group, Inc. Deferred Compensation Plan, the Final Award will be distributed to you (or your estate) between January

1 and March 15 of the calendar year following the calendar year in which the Performance Period ends.

(b)           [Alternate Paragraph (b) – For use in mid-year special grants where proration based on the calendar year might result in substantial vesting shortly following the Grant Date.  Under the alternate paragraph, proration is based on the number of months of employment completed during the one year period from the first day of the month in which occurs the Grant Date.]  If your employment or service terminates prior to the last day of the Performance Period as a result of death or disability (as determined by the Committee based upon the definition set forth in the Company’s long-term disability plan), your Performance Stock Right will not be cancelled (or will be only partially cancelled) upon termination of employment, and (1) if your termination occurs on or after the first day of the twelfth (12th) month following the month in which occurs the Grant Date of your Performance Stock Right,, you (or your estate) may be eligible to receive a Final Award, determined in accordance with Section 4 and this Section 6, following the conclusion of the Performance Period, or (2) if your termination occurs prior to the first day of the twelfth (12th) month following the month in which occurs the Grant Date of your Performance Stock Right, you (or your estate) may be eligible to receive a pro-rated Final Award, determined in accordance with Section 4 and this Section 6, following the conclusion of the Performance Period (and only the remainder of your Performance Stock Right will be cancelled).  The pro-rated award for which you are eligible shall be equal to the Final Award to which you otherwise would have been entitled if employment had not terminated, multiplied by a fraction, the numerator of which is the number of full months of service that you completed during the twelve (12) month period that begins on the first day of the month in which occurs the Grant Date of your Performance Stock Right, and the denominator of which is twelve (12).  If the foregoing calculation results in vesting of a fractional share, the number of shares included in your Final Award will be rounded to the next higher whole number of shares.  Except with respect to the portion (if any) of the Final Award payment of which is deferred in accordance with the Integrys Energy Group, Inc. Deferred Compensation Plan, the Final Award will be distributed to you (or your estate) between January 1 and March 15 of the calendar year following the calendar year in which the Performance Period ends.

(c)           [Standard Paragraph (c) – For use with the regular grants made in February or March of each year.]  If your employment or service terminates prior to the last day of the Performance Period as a result of retirement on or after age fifty-five (55) with ten (10) or more years of service, or retirement on or after age sixty-two (62) (“Retirement”), your Performance Stock Right will not be cancelled (or will be only partially cancelled) upon termination of employment:  (1) if your Retirement occurs on or after December 31 of the calendar year in which occurs the Grant Date of your Performance Stock Right,, you may be eligible to receive a Final Award, determined in accordance with Section 4 and this Section 6, following the conclusion of the Performance Period, and (2) if your Retirement occurs prior to December 31 of the calendar year in which occurs the Grant Date of your Performance Stock Right, you may be eligible to receive a pro-rated Final Award, determined in accordance with Section 4 and this Section 6, following the conclusion of the Performance Period (and only the remainder of your Performance Stock Right will be cancelled).  The pro-rated award shall be equal to the Final Award to which you otherwise would have been entitled if employment had not terminated, multiplied by a fraction, the numerator of which is the number of full months of service that you completed during the calendar year in which occurs the Grant Date of your Performance Stock Right, and the denominator of which is twelve (12).  If the foregoing calculation results in vesting of a fractional share, the number of shares included in your Final Award will be rounded to the next higher whole number of shares.  Except with respect to the portion (if any) of the Final Award payment of which is deferred in accordance with the Integrys Energy Group, Inc. Deferred Compensation Plan, the Final Award will be distributed to you between January 1 and March 15 of the calendar year following the calendar year in which the Performance Period ends.

(c)           [Alternate Paragraph (c) – For use in mid-year special grants where proration based on the calendar year might result in substantial vesting shortly following the Grant Date.  Under the alternate paragraph, proration is based on the number of months of employment completed during the one year period from the first day of the month in which occurs the Grant Date.]  If your employment or service terminates prior to the last day of the Performance Period as a result of retirement on or after age fifty-five (55) with ten (10) or more years of service, or retirement on or after age sixty-two (62) (“Retirement”), your Performance Stock Right will not be cancelled (or will be only partially cancelled) upon termination of employment, and (1) if your Retirement occurs on or after the first day of the twelfth (12th) month following the month in which occurs the Grant Date of your Performance Stock Right,, you may be eligible to receive a Final Award, determined in accordance with Section 4 and this Section 6, following the conclusion of the Performance Period, and (2) if your Retirement occurs prior to the first day of the twelfth (12th) month following the month in which occurs the Grant Date of your Performance Stock Right, you may be eligible to receive a pro-rated Final Award, determined in accordance with Section 4 and this Section 6, following the conclusion of the Performance Period (and only the remainder of your Performance Stock Right will be cancelled).  The pro-rated award shall be equal to the Final Award to which you otherwise would have been entitled if employment had not terminated, multiplied by a fraction, the numerator of which is the number of full months of service that you completed during the twelve (12) month period that begins on the first day of the month in which occurs the Grant Date of your Performance Stock Right, and the denominator of which is twelve (12).  If the foregoing calculation results in vesting of a fractional share, the number of shares included in your Final Award will be rounded to the next higher whole number of shares.  Except with respect to the portion (if any) of the Final Award payment of which is deferred in accordance with the Integrys Energy Group, Inc. Deferred Compensation Plan, the Final Award will be distributed to you between January 1 and March 15 of the calendar year following the calendar year in which the Performance Period ends.

7. Change in Control.  In general, you may be entitled to a Final Award, even if not otherwise entitled to a Final Award in accordance with the Sections 4 and 6 above, if (1) a Change in Control (as defined in the Plan) has occurred and (2) your employment with the Company and its Affiliates has been involuntarily terminated for any reason other than Cause

(or, if you have in effect with the Company or an Affiliate an employment, retention, change in control, severance or similar agreement that provides for “good reason” termination and, in accordance with such agreement, you terminate employment or service for “good reason”) within two (2) years following the date of the Change in Control.  Your entitlement to a Final Award, and the amount and distribution of any Final Award to which you become entitled, shall be governed by the terms of Section 13(b) of the Plan; provided that distribution of any Final Award that becomes payable as a result of your termination of employment shall be distributed upon the earlier to occur of (1) the date distribution would otherwise have been made if your employment had continued, or (2) six (6) months following termination of your employment.    In addition, if you terminated employment pursuant to Section 6 on account of death, disability or Retirement prior to the occurrence of the Change in Control, the Final Award attributable to your Performance Stock Right (or pro rated Performance Stock Right under Section 6) with respect to any Performance Period that has not been completed as of the date of the Change in Control shall be calculated as of the date of the Change in Control at the target level of performance (or, if greater, the then projected Final Award level).  Distribution shall then be made upon the earlier to occur (1) if the Change in Control constitutes a “change in control event” within the meaning of Internal Revenue Code Section 409A, as soon as practicable (and not more than ninety (90) days) following the occurrence of such change in control event, or (2) the date on which distribution otherwise would have been made if the Change in Control did not occur.  For purposes of this Section, your employment or service will be considered terminated if the Company determines that you have incurred a “separation from service” as such term is defined for purposes of Section 409A of the Internal Revenue Code, taking into account, in the case of an absence from service for disability, the maximum leave periods permitted under Internal Revenue Code Section 409A for disability leaves of absence.  Notwithstanding anything in the Plan or this Agreement to the contrary, if at the time of a Change in Control, or at any other time, your Performance Stock Right is cancelled and converted to a cash value, and if such cancellation and conversion occurs prior to the date on which vested amounts are to be settled under this Agreement, the cash value of your cancelled and converted Performance Stock Right will accrue interest equivalent at the prime rate of interest from the cancellation and conversion date to the distribution date.

8. Tax Withholding.  Upon the issuance of Common Stock pursuant to a Final Award or at any other time deemed necessary or appropriate by the Committee, the Company has the right and the authority to deduct or withhold from any compensation payable to you an amount sufficient to satisfy its withholding obligations under applicable tax laws or regulations.  Alternatively, the Company may require that you deliver to the Company at the time the Company is obligated to withhold taxes such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations.  The Company may also satisfy its withholding obligation, in whole or in part, by withholding (or requiring that you sell and remit to the Company the sale proceeds with respect to) a number of the shares of Common Stock included in any Final Award that have a Fair Market Value, as determined by the Committee, equal to the amount required to be withheld.  The Fair Market Value of fractional shares of Stock remaining after the withholding requirements are satisfied will be paid to you in cash.

9. Miscellaneous.

(a) You  (or your legal representatives, the executor of your estate or your heirs) shall not be deemed to be a shareholder of the Company with respect to the Performance Stock Right until shares of Common Stock have been issued pursuant to a Final Award and the Company’s withholding tax liability has been satisfied, to the Committee’s satisfaction.

(b) The Performance Stock Right shall not be transferable by you; provided that following your death, any Final Award made with respect to you will be paid to your estate or to such person as the executor of the estate certifies as being entitled to such payment as a result of the operation of your last will and testament or as a result of the laws of intestate succession. In addition, by accepting this award, you agree not to sell any shares of Common Stock delivered to you in connection with this Agreement at a time when applicable laws (including securities laws), Company or Affiliate policies or an agreement between the Company and its underwriters or other terms and conditions of the Plan prohibit a sale.

(c) It is fully understood that nothing contained in this Agreement or the Plan shall interfere with or limit in any way the right of the Company or any Affiliate to terminate your employment at any time nor confer upon you any right to continue in the employ of the Company or any Affiliate.

(d) As a condition of the granting of a Performance Stock Right under this Agreement, you agree, for yourself and your legal representatives or guardians, the executor of your estate, and your heirs, that the Plan and this Agreement shall be subject to discretionary interpretation by the Committee and that any interpretation by the Committee of the terms of the Plan and this Agreement shall be final, binding and conclusive.  Neither you, your legal representatives, the executor of your estate or your heirs shall challenge or dispute the Committee’s decisions.

(e) The existence of this Agreement or the Performance Stock Right herein granted shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred, or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(f) The Committee may modify the Performance Stock Right at any time.  However, no modification, extension or renewal shall (1) confer on you any right or benefit which you would not be entitled to if a new Performance Stock Right were granted under the Plan at such time or (2) alter, impair or adversely affect the Performance Stock Right or this Agreement without your written consent; provided that the Committee need not obtain your written consent for a modification of the Performance Stock Right to the extent that the Plan specifically permits the Committee action or to the extent that the Committee deems such modification necessary to comply with any applicable law, the listing requirements of any principal securities exchange or market on which the shares underlying the Performance Stock Right are then traded, or to preserve favorable accounting or tax treatment of the Performance Stock Right for the Company; and provided further, that unless the Committee determines that a Performance Stock Right is not intended to comply with the requirements of Section 162(m) of the Internal Revenue Code, the Committee shall not take any such action with respect to you if you are a Covered Executive (as defined in the Plan) if such action would cause any Final Award granted to you to cease to qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code.

(g) No shares of Stock will be issued pursuant to a Final Award unless and until the Company has determined to its satisfaction that such issuance complies with all relevant provisions of applicable law, including the requirements of any stock exchange on which the Stock may then be traded.

(h) This Agreement may be executed in counterparts.

10. Governing Law.  This Agreement shall be governed by the internal laws of the State of Illinois, without regard to the principle of conflict of laws, as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.  No legal action or proceeding may be brought with respect to this Agreement more than one year after the later of (a) the last date on which the act or omission giving rise to the legal action or proceeding occurred; or (b) the date on which the individual bringing such legal action or proceeding had knowledge (or reasonably should have had knowledge) of such act or omission.  Any such action or proceeding must be commenced and prosecuted in its entirety in the federal or state court having jurisdiction over Brown County, Wisconsin, or Cook County, Illinois, and each individual with any interest hereunder agrees to submit to the personal jurisdiction thereof, and agrees not to raise the objection that such courts are not a convenient forum.   Such action or other legal proceeding shall be heard pursuant to a bench trial, and the parties to such proceeding shall waive their rights to a trial by jury.

11. Severability.  In the event any provision of the Agreement is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining provisions of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

INTEGRYS ENERGY GROUP, INC.

By:
Title:  Vice President – Human Resources

ACKNOWLEDGEMENT FORM

I have read the terms of the Integrys Energy Group, Inc. Performance Stock Right Agreement, dated February ____, 2011,  and I hereby declare that I understand and agree to be bound by the terms and conditions of the Agreement.

_____________________________________
Participant

Print name:

PLEASE SIGN AND DETACH THIS ACKNOWLEDGEMENT FORM FROM THE PERFORMANCE STOCK RIGHT AGREEMENT AND RETURN IT TO THE GREEN BAY HUMAN RESOURCES DEPARTMENT.  YOUR PERFORMANCE STOCK RIGHT WILL NOT BECOME EFFECTIVE UNTIL THE COMPANY RECEIVES THIS SIGNED ACKNOWLEDGMENT FORM.